Exhibit 99.1

SEPRACOR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004

OPERATING RESULTS

MARLBOROUGH, Mass., Jan. 27, 2005 —  Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the fourth quarter and full year 2004. For the three months ended December 31, 2004, Sepracor’s consolidated revenues were approximately $131.4 million, of which revenues from pharmaceutical product sales (XOPENEX® brand levalbuterol HCl) were approximately $117.2 million.  The net loss for the fourth quarter of 2004 was approximately $33.7 million, or $0.33 per share. These consolidated results compare with consolidated revenues of $112.3 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $100.2 million, and a net loss of $33.9 million, or $0.40 per share, for the three months ended December 31, 2003.

For the year ended December 31, 2004, Sepracor’s consolidated revenues were approximately $380.9 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $319.8 million, and the net loss was approximately $295.7 million, or $3.21 per share. Included in the net loss for the year ended December 31, 2004, is a charge of approximately $69.8 million, or approximately $0.76 per share, representing inducement costs incurred in connection with the conversion of convertible subordinated notes into shares of Sepracor common stock. This compares with consolidated revenues of $344.0 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $286.8 million, and a net loss of $135.9 million, or $1.61 per share, for the year ended December 31, 2003.

As of December 31, 2004, Sepracor had approximately $833.9 million in cash and short- and long-term investments.

Recent Events

•                  On January 11, 2005, Sepracor announced a revision to the planned timing of commercial availability of LUNESTA™ brand eszopiclone for the treatment of insomnia.  Sepracor received approval from the U.S. Food and Drug Administration (FDA) for the New Drug Application (NDA) for LUNESTA on December 15, 2004.  The Federal government has not yet completed the administrative process for formally classifying LUNESTA as a Schedule IV controlled substance, and Sepracor has yet to resolve potential issues relating to commercialization prior to formal scheduling.  Sepracor is working with the FDA and the Drug Enforcement Administration (DEA) to resolve these issues and conclude the scheduling process.  The company believes that the matter can be concluded expeditiously and that LUNESTA will be available to patients nationwide within the first quarter of 2005.

•                  Also on January 11, 2005, Sepracor announced a research and development collaboration with ACADIA Pharmaceuticals Inc. to investigate potential clinical candidates resulting from ACADIA’s extensive medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors (receptors that respond to acetylcholine, a neurotransmitter in the central nervous system).  The partnership also encompasses an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA for sleep-related indications. Additional details related to this agreement can be found in Sepracor’s current report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005.

•                  On January 12, 2005, Sepracor announced preliminary results of its Phase IIIB/IV, 545-patient, double-blind, placebo-controlled, ten-week study evaluating the efficacy and safety of LUNESTA in patients with insomnia and co-existing Major Depressive Disorder (MDD).  Averaged over the double-blind period, patients treated with eszopiclone showed statistically significant (p<0.05) improvements in time to sleep onset and in sleep maintenance measures.  In this study, eszopiclone co-administered with fluoxetine resulted in statistically significant reductions in overall HAM-D17(1) scores at week 4 with progressive and statistically significant improvement at week 8, versus the placebo-fluoxetine control group.  In this study, there were also improvements in other depression scales, such as CGI-I and CGI-S(2), and significantly more responders and remitters at week 8 in the eszopiclone-fluoxetine group than in the placebo-fluoxetine group.

Commercial Operations

XOPENEX® brand levalbuterol HCl – XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor’s 1,250-person sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

LUNESTA™ brand eszopiclone – On December 15, 2004, Sepracor received approval from the FDA for the NDA for LUNESTA brand eszopiclone 1 mg, 2 mg and 3 mg tablets for the treatment of insomnia.  The recommended dosing to improve sleep onset and/or maintenance is 2 mg or 3 mg for adult patients (ages 18 to 64).  In older adult patients (ages 65 and older), 2 mg is recommended for improvement in sleep onset and/or maintenance, while the 1 mg dose is recommended for improving sleep onset in older adult patients whose primary complaint is difficulty falling asleep.

Sepracor will market LUNESTA through its own sales force. The Federal government has not yet completed the administrative process for formally classifying LUNESTA as a Schedule IV controlled substance, and Sepracor has yet to resolve potential issues relating to commercialization prior to formal scheduling.  Sepracor is working with the FDA and the DEA to resolve these issues and conclude the scheduling process.  The company believes that the matter can be concluded expeditiously and that LUNESTA will be available to patients nationwide within the first quarter of 2005 as all commercial launch activities, including manufacturing, supply chain and sales and marketing are in place.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.(3) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed. Insomnia can be a serious condition.

If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system (CNS) agents for the treatment of insomnia, was approximately $2.1 billion between November 2003 and October 2004, representing a 20 percent increase over the same period the previous year, according to IMS Health information.

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older. XYZAL is also indicated for persistent allergic rhinitis, which is characterized as allergic symptoms that are present for at least four days per week, and last at least four consecutive weeks.

Under FDA Review

XOPENEX HFA™ MDI – XOPENEX HFA (levalbuterol tartrate HFA) Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, such as asthma and chronic obstructive pulmonary disease (COPD), is currently under FDA review. The Prescription Drug User Fee Act (PDUFA) date for the NDA for XOPENEX HFA MDI is March 12, 2005.  A PDUFA date is the date by which the FDA is expected to review and act on an NDA submission.

The MDI development program included approximately 1,870 pediatric and adult subjects and 54 studies (preclinical and clinical). In 2003, Sepracor completed its Phase III studies of XOPENEX HFA. In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically and clinically significant improvements relative to placebo.

Approximately 95 percent of the short-acting beta-agonist inhalers sold in 2003 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants would qualify for removal from the marketplace.  In June 2004, the FDA issued a proposed rule for the removal of the essential use exemption for albuterol, which currently permits the use of CFC-containing albuterol inhalers despite environmental concerns.  Removal of this essential use exemption would prevent albuterol products containing CFC propellants, including MDIs, from being marketed in the U.S.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Sepracor expects that the XOPENEX HFA MDI, if approved by the FDA, will be sold through its primary care and specialty-oriented sales force.

Currently, the U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.6 billion.

Sepracor’s Phase III Development Program

Arformoterol – Sepracor has completed more than 100 preclinical studies and has initiated or completed 16 clinical studies for arformoterol inhalation solution as a maintenance treatment for COPD.  Sepracor completed two pivotal Phase III studies of arformoterol in 2004.  In these studies, patients treated with arformoterol demonstrated a significant improvement in FEV1 after dosing with a duration of action of up to 24 hours, versus those taking placebo. Sepracor has scheduled pre-NDA meetings with the FDA during the first quarter of 2005 to discuss submission of the arformoterol NDA.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators was approximately $2.8 billion in 2003, according to IMS Health information.

Sepracor’s Phase II and Additional Clinical Candidates

(S)-Amlodipine – Sepracor is investigating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs). Sepracor is continuing its study of (S)-amlodipine monotherapy and has further expanded the (S)-amlodipine program to include (S)-amlodipine in combination with an ARB.

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  Sepracor initiated a proof-of-concept study in support of SEP-226330 for the treatment of restless legs syndrome in the fourth quarter of 2004. This compound may have advantages over currently used dopamine agonists in the treatment of restless legs syndrome, which is a movement disorder that is reported to afflict up to 15 percent of the U.S. adult population. Sepracor is also evaluating this compound as a potential novel mechanistic approach for the treatment of Parkinson’s disease.

SEP-225289 – Sepracor is targeting submission of an Investigational New Drug (IND) application for SEP-225289, a norepinephrine, dopamine and serotonin reuptake blocker, for the treatment of depression in 2005.  According to the National Institutes of Mental Health, approximately 18.8 million Americans aged 18 and older in a given year, have a depressive disorder.

Corporate Update

On October 1, 2004, Sepracor terminated its agreement with MedPointe, Inc. for the co-promotion of ASTELIN® (azelastine HCl).  This agreement was terminated in accordance with its terms, enabling Sepracor to focus its primary care-oriented sales force on the planned commercialization of LUNESTA and the continued support of XOPENEX.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. The company’s commercialization efforts are carried out by its U.S.-based, 1,250-person, primary care and specialty-oriented sales force. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the commercial launch of, and the safety, efficacy and potential benefits of, LUNESTA brand eszopiclone, XOPENEX HFA MDI and the company’s other pharmaceuticals under development, and expectations with respect to collaborative agreements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1)  Hamilton Depression Rating Scale, the standard scale used to assess depression; HAM-D17 is a list of symptoms commonly associated with depression

(2)  Clinical Global Impression Improvement (CGI-I) and Severity (CGI-S) scales (used by clinicians to subjectively assess improvement in a patient’s symptoms and the severity of their depression, respectively)

(3)  Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353.

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Astelin is a registered trademark of Wallace Laboratories. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.

To receive a copy of this release or any recent release via fax,

call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.

In conjunction with this fourth quarter and full year 2004 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on Jan. 27, 2005.  To participate via telephone, dial (651) 224-7582.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 766268. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Revenues:

Product sales	$117,153	$100,216	$319,781	$286,819
Royalties and other	14,198	12,079	61,096	57,221
Total revenues	131,351	112,295	380,877	344,040

Cost of revenue	12,091	9,608	35,427	30,219

Gross margin	119,260	102,687	345,450	313,821

Operating expenses:
Research and development (A)	38,857	78,083	159,974	220,224
Sales and marketing (B)	104,188	57,802	357,820	172,762
General and administrative and patent costs	7,947	6,684	30,345	24,158
Total operating expenses	150,992	142,569	548,139	417,144

Loss from operations	(31,732)	(39,882)	(202,689)	(103,323)

Other income (expense):
Interest income	3,752	1,238	8,470	6,179
Interest expense	(5,846)	(11,687)	(23,646)	(50,907)
Other income (expense), net (C)	573	16,653	482	18,681
Loss on debt redemption	—	—	(7,022)	(4,645)
Debt conversion expense (D)	—	—	(69,768)	—
Total other income (expense)	(1,521)	6,204	(91,484)	(30,692)

Equity in investee (loss)	(472)	(220)	(1,485)	(1,921)

Net loss	$(33,725)	$(33,898)	$(295,658)	$(135,936)

Basic and diluted net loss per common share	$(0.33)	$(0.40)	$(3.21)	$(1.61)

Shares used in computing basic and diluted net loss per common share:	103,258	84,955	92,017	84,639

(A)      Included in amounts for the three and twelve months ended December 31, 2003 is a non-cash charge of $18,814 related to the discontinuation of further development of tecastemizole.

(B)        Included in the expenses for the twelve months ended December 31, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(C)        Other income (expense), net includes gains of $16,297 and $18,522 related to the sale of Vicuron stock for the three and twelve months ended December 31, 2003, respectively.

(D)       Represents inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	December 31, 2004	December 31, 2003

ASSETS
Cash, short and long-term investments	$833,912	$840,388
Accounts receivable, net	68,914	50,591
Inventory	13,086	6,866
Property, plant and equipment, net	70,860	66,428
Investment in affiliate	5,535	3,019
Other assets	46,811	52,933

Total assets	$1,039,118	$1,020,225

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$132,473	$139,542
Other liabilities (A)	72,485	28,976
Debt payable	4,455	918
Convertible subordinated debt	1,160,820	1,470,000
Total stockholders’ equity (deficit)	(331,115)	(619,211)

Total liabilities and stockholders’ equity (deficit)	$1,039,118	$1,020,225

(A) Included at December 31, 2004 is $31,620 related to the termination of the Ross agreement for the co-promotion of Xopenex